As filed with the Securities and Exchange Commission on February 23, 2006
                                                         Registration No. 333-
=============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                           ORCKIT COMMUNICATIONS LTD.
             (Exact name of registrant as specified in its charter)

               Israel                        Not Applicable
(State or other jurisdiction of
incorporation or organization)      (I.R.S. Employer Identification Number)

                             126 Yigal Allon Street
                                 Tel Aviv 67443
                                     Israel
   (Address, including zip code, of registrant's principal executive offices)

                 ORCKIT ISRAELI SHARE INCENTIVE PLAN, AS AMENDED
                            (Full title of the plan)
                                   ----------
                              Puglisi & Associates
                          850 Library Avenue, Suite 204
                             Newark, Delaware 19711
                                Tel: 302-738-6680
       (Name, address, including zip code, and telephone number, including area code of Agent for Service)
                                   ----------
     Copies of all communications, including all communications sent to the
                      Agent for Service, should be sent to:

                  Orckit Communications Ltd.       Neil Gold, Esq.
                  126 Yigal Alon Street            Fulbright & Jaworski L.L.P.
                  Tel Aviv, Israel                 666 Fifth Avenue
                  Tel: +972-3-696-2121             New York, New York  10103
                  Fax:  +972-3-69253222            Telephone:  (212) 318-3000
                  Att: Aviv Boim, CFO              Fax:  (212) 318-3400
                                   ----------

                         CALCULATION OF REGISTRATION FEE
-------------------------------- ------------------ ----------------------------- ----------------------------- ------------------
         Title of securities           Amount to be     Proposed maximum offering    Proposed maximum aggregate     Amount of
          to be registered             registered (1)       price per share (2)           offering price (2)     registration fee
-------------------------------- ------------------ ----------------------------- ----------------------------- ------------------

Ordinary Shares, no                        2,674,000               $3.70                       $9,893,800            $1,058.64
nominal value per share
-------------------------------- ------------------ ----------------------------- ----------------------------- ------------------
Rights to purchase Ordinary Shares,        2,674,000                 NA                            NA                    NA
no par value per share (3)
================================ ================== ============================= ============================= ==================


(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional indeterminable number of shares as may be required pursuant to the Orckit Israeli Share Incentive Plan, as amended, in the event of a stock dividend, stock split, recapitalization or other similar change in the ordinary shares.
(2) The price is calculated in accordance with Rule 457(h)(1) under the Securities Act based upon the exercise price of the options. The price indicated is the average exercise price of all of the options, which ranges from nominal value per share to $20.34 per share.
(3) The rights to purchase ordinary shares are attached to and trade with all ordinary shares of the registrant. Value attributable to such rights, if any, is reflected in the market price of the ordinary shares.

                                EXPLANATORY NOTE

         This Registration Statement is being filed pursuant to Instruction E of Form S-8, promulgated pursuant to the Securities Act of 1933, as amended, to register an additional 2,674,000 ordinary shares, no par value (the "Ordinary Shares"), of Orckit Communications Ltd. (the "Company") issuable pursuant to the Orckit Israeli Share Incentive Plan, as amended (the "Plan"), and includes the Registration Statement facing page, this page, an updated Part II, Item 6.--Indemnification of Directors and Officers, revised to reflect recent changes in the Israeli Companies Law, the signature page, an exhibit index, the required opinion of counsel (Exhibit 5.1) and the required consent of independent registered public accounting firm (Exhibit 23.1). Pursuant to Instruction E, the contents of the Company's Registration Statements on Form S-8, Nos. 333-05670 and 333-12178, including the exhibits thereto, are incorporated by reference into this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.           Indemnification of Directors and Officers

Exculpation of Office Holders

         Under the Israeli Companies Law, 5759-1999 (the "Companies Law"), an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association allow us to exempt our office holders to the fullest extent permitted by law.

Insurance of Office Holders

         Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into an insurance contract which would provide coverage for any monetary liability incurred by any of our office holders, with respect to an act performed in the capacity of an office holder for:

o  a breach of his duty of care to us or to another person;
o a breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or
o  a financial liability imposed upon him in favor of another person.


              We obtained liability insurance covering our officers and directors.

Indemnification of Office Holders

         Our articles of association provide that we may indemnify an office holder against:

         o a financial liability imposed on or incurred by an office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court concerning an act performed in his capacity as an office holder.
              Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking is limited to types of events which our board of directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to an amount or criterion determined by our board of directors to be reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify;

         o reasonable litigation expenses, including attorney's fees, expended by the office holder as a result of an investigation or proceeding instituted against him by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

         o reasonable litigation expenses, including attorneys' fees, expended by the office holder or charged to him by a court, in proceedings instituted against him by or on our behalf or by another person, or in a criminal charge from which he was acquitted, or a criminal charge in which he was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his capacity as an office holder.

         We have undertaken to indemnify our directors and officers pursuant to applicable law.

Limitations on Exculpation, Insurance and Indemnification

         The Companies Law provides that a company may not exculpate or indemnify an office holder, or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following:

o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

o a breach by the office holder of his duty of care if the breach was committed intentionally or recklessly;

o any act or omission committed with the intent to derive an illegal personal benefit; or

o any fine imposed on the office holder.

  In addition, under the Companies Law, exculpation of, indemnification of, or procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if the beneficiary is a director, by our shareholders. We have obtained such approvals for the procurement of liability insurance covering our officers and directors and for the grant of indemnification letters to our officers and directors and have granted amended and restated indemnification and exculpation letters to our directors and officers that require us to indemnify them to the fullest extent permitted by applicable law.

         Our articles of association also provide that, subject to the provisions of applicable law, we may procure insurance for or indemnify any person who is not an office holder, including without limitation, any of our employees, agents, consultants or contractors.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel on the 22 day of February, 2006.

                           ORCKIT COMMUNICATIONS LTD.



                               By:/s/ Izhak Tamir
                                  --------------------------
                                  Izhak Tamir
                                  President


                                POWER OF ATTORNEY

                  KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Izhak Tamir and Eric Paneth, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                Title                             Date


/s/ Eric Paneth             Chairman of the Board and       February 22, 2006
------------------          Chief Executive Officer
Eric Paneth                 (principal executive officer)

/s/ Izhak Tamir             President and Director          February 22, 2006
------------------
Izhak Tamir

/s/ Aviv Boim              Chief Financial Officer          February 22, 2006
------------------        (principal financial and
Aviv Boim                  accounting officer)

/s/ Jed M. Arkin                Director                    February 22, 2006
----------------
Jed M. Arkin

/s/ Yair Shamir                 Director                    February 22, 2006
---------------
Yair Shamir


/s/ Moti Motil                  Director                    February 22, 2006
--------------
Moti Motil

/s/ Miri Gelbman                Director                    February 22, 2006
----------------
Miri Gelbman

/s/ Moshe Nir                   Director                    February 21, 2006
-------------
Moshe Nir

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES:

Corrigent Systems, Inc.                                     February 22, 2006

By:  /s/ Eric Paneth
     -----------------
     Name: Eric Paneth
     Title:

                                INDEX TO EXHIBITS



Exhibit
No.        Description

4.1        Memorandum   of   Association,   as  amended   (incorporated
           by reference to Orckit Communications Ltd.'s Annual Report on Form 20-F for the fiscal year ended December 31, 2002).

4.2*       Sixth Amended and Restated Articles of Association.

4.3*       Orckit Israeli Share  Incentive  Plan, as amended.

5.1*      Opinion of Goldfarb, Levy, Eran, Meiri & Co.

23.1*     Consent of Kesselman & Kesselman.

23.2 Consent of Goldfarb, Levy, Eran, Meiri & Co. (contained in their opinion constituting Exhibit 5.1).

24.1      Power of Attorney (included in signature page).
          ----------------------

*        Filed herewith.